STANDARD MOTOR LOGO
                       [GRAPHIC OMITTED][GRAPHIC OMITTED]


FOR IMMEDIATE RELEASE

                                                  For more information, contact:
                                                                  James J. Burke
                                                   Standard Motor Products, Inc.
                                                                  (718) 392-0200

                                                                    Jennifer Tio
                                                Maximum Marketing Services, Inc.
                                                            (312) 226-4111 x2449
                                                   Jennifer.tio@maxmarketing.com


                     STANDARD MOTOR PRODUCTS, INC. ANNOUNCES
                SALE OF ITS EUROPEAN TEMPERATURE CONTROL BUSINESS


New York, NY, December 28, 2006......Standard Motor Products, Inc. (NYSE: SMP),
an automotive replacement parts manufacturer and distributor, announced today that it has sold a majority portion of its European Temperature Control Business to one of the current managers of this business. Included in the sale are distribution and headquarter locations in Italy and France. The 2006 net sales from the divested businesses were approximately $15 million with minimal net profit. The proceeds from the divestiture are approximately $3.1 million, and the Company will incur a loss on divestiture of approximately $3-4 million in the fourth quarter of 2006.

Mr. Lawrence Sills, Standard Motor Products' Chairman and Chief Executive Officer, commented, "While we worked hard to build our Temperature Control business at these locations, we came to the conclusion that they did not fit into our long term plans. We did not have sufficient critical mass in either the Italian or French markets to be a basic manufacturer and, because of the different car parks, there was minimal synergy with our Four Seasons Temperature Control business in the U.S. We will now be able to focus our energy and attention on the balance of our European business, primarily Engine Management, which we believe has excellent future potential."






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                37-18 Northern Blvd., Long Island City, NY 11101
                                 (718) 392-0200
                                 www.smpcorp.com


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 Under the safe harbor provisions of the Private Securities Litigation Reform
Act of 1995, Standard Motor Products cautions investors that any forward-looking statements made by the company, including those that may be made in this press release, are based on management's expectations at the time they are made, but they are subject to risks and uncertainties that may cause actual results, events or performance to differ materially from those contemplated by such forward looking statements. Among the factors that could cause actual results, events or performance to differ materially from those risks and uncertainties discussed in this press release, are those detailed from time-to-time in prior press releases and in the company's filings with the Securities and Exchange Commission, including the company's annual report on Form 10-K and quarterly reports on Form 10-Q. By making these forward-looking statements, Standard Motor Products undertakes no obligation or intention to update these statements after the date of this release.

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